Exhibit 99.1

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801

FOR IMMEDIATE RELEASE

March 17, 2015	Contact: Cortney Klein
(302) 571-5253 cklein@wsfsbank.com

WSFS Announces Interim Leadership Roles

WILMINGTON, Del. — WSFS Financial Corporation (NASDAQ: WSFS), the parent company of WSFS Bank, announced that Rodger Levenson was named interim Chief Financial Officer. Mr. Levenson, currently Chief Commercial Banking Officer, has served with the bank since 2006 and has over 25 years of experience in senior level leadership positions. Prior to joining WSFS, Mr. Levenson was Senior Vice President and Manager of the Specialized Banking Group at Citizens Bank. Earlier, he spent 17 years in various commercial banking positions at Wells Fargo (via predecessor companies). Mr. Levenson received his MBA in Finance from Drexel University and his Bachelor’s Degree in Finance from Temple University. He is currently Chairman of the Board of Directors for the Delaware Bankers Association and on the Board of Directors and Chairman of the Finance Committee of the United Way of Delaware. Mr. Levenson will continue to lead the bank’s corporate development efforts during his interim role as Chief Financial Officer. Steve Fowle, CFO since 2005, has accepted an opportunity with Seacoast Banking Corporation of Florida. The bank is conducting a wide search for a successor CFO, has engaged the assistance of an executive search firm, and is considering both internal and external candidates.

Steve Clark, currently Senior Vice President, Commercial Banking Officer will assume the role of interim Chief Commercial Banking Officer. Mr. Clark has been with WSFS since 2002 in several leadership roles; prior to 2002, he spent 23 years in various commercial banking positions at PNC Bank and its predecessor companies. Mr. Clark received his MBA in Finance from Widener University and his Bachelor of Science Degree in Business Administration from the University of Delaware.

In addition to the interim leadership roles mentioned above, WSFS also announced that Paul D. Geraghty, currently Chief Wealth Officer, will assume the role of Pennsylvania Market President. In this newly created role, Mr. Geraghty will oversee the bank’s strategic growth plan in southeastern Pennsylvania, including the integration of the recently announced acquisition of Alliance Bancorp, Inc. of Pennsylvania. Following the merger, WSFS will have 17 locations in southeastern Pennsylvania, including 11 in Delaware County and over $1 billion in assets. Mr. Geraghty will retain his role as Chief Wealth Officer. In time, WSFS will seek a permanent replacement for the Pennsylvania Market President position.

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WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801

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Prior to joining WSFS Bank in 2011, Mr. Geraghty was President and Chief Executive Officer at Harleysville National Corporation, a community bank and trust company consisting of 83 branches, $5 billion in assets, $4 billion in deposits and over 1,100 employees. Earlier, he served as Executive Vice President of National City Corporation in Philadelphia and Cleveland. Mr. Geraghty began his career with CoreStates Bank, spending over 21 years in various management and leadership roles. Mr. Geraghty received his Bachelor of Science in Accounting from Villanova University and pursued graduate study in business at Lehigh University. He is Chairman of the Board of Trustees of St. Joseph’s Preparatory School in Philadelphia and resides in Wynnewood, Pennsylvania.

“These interim leadership roles speak to the depth and breadth of our senior leadership team and to our preparedness to lead as we expand our footprint and grow our Company,” said Mark A. Turner, President and Chief Executive Officer of WSFS Bank.

About WSFS Financial Corporation

WSFS Financial Corporation is a multi-billion dollar financial services company. Its primary subsidiary, WSFS Bank, is the largest and oldest bank and trust company headquartered in the Delaware Valley with $4.9 billion in assets on its balance sheet and $9.4 billion in fiduciary assets, including over $1 billion in assets under management. WSFS operates from 55 offices located in Delaware (45), Pennsylvania (8), Virginia (1) and Nevada (1) and provides comprehensive financial services including commercial banking, retail banking and trust and wealth management. Other subsidiaries or divisions include Christiana Trust, WSFS Investment Group, Inc., Cypress Capital Management, LLC, Cash Connect®, Array Financial and Arrow Land Transfer. Serving the Delaware Valley since 1832, WSFS is the seventh oldest bank in the United States continuously operating under the same name. For more information, please visit wsfsbank.com.

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WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801

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Forward-Looking Statement Disclaimer

This press release contains estimates, predictions, opinions, projections and other “forward-looking statements” as that phrase is defined in the Private Securities Litigation Reform Act of 1995. Such statements include, without limitation, references to WSFS’ predictions or expectations of future business or financial performance as well as its goals and objectives for future operations, financial and business trends, business prospects, and management’s outlook or expectations for earnings, revenues, expenses, capital levels, liquidity levels, asset quality or other future financial or business performance, strategies or expectations. Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “target,” “estimate,” “continue,” “positions,” “prospects” or “potential,” by future conditional verbs such as “will,” “would,” “should,” “could” or “may”, or by variations of such words or by similar expressions. Such forward-looking statements are based on various assumptions (some of which may be beyond the WSFS’ control) and are subject to risks and uncertainties (which change over time) and other factors which could cause actual results to differ materially from those currently anticipated.

Such risks and uncertainties include, but are not limited to, those related to the economic environment, particularly in the market areas in which WSFS operates, including an increase in unemployment levels; the volatility of the financial and securities markets, including changes with respect to the market value of financial assets; changes in market interest rates may increase funding costs and reduce earning asset yields thus reducing margin; increases in benchmark rates would increase debt service requirements for customers whose terms include a variable interest rate, which may negatively impact the ability of borrowers to pay as contractually obligated; changes in government regulation affecting financial institutions, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules being issued in accordance with this statute and potential expenses and elevated capital levels associated therewith; possible additional loan losses and impairment of the collectability of loans; seasonality, which may impact customer, such as construction-related businesses, the availability of public funds, and certain types of WSFS’ fee revenue, such as mortgage originations; possible changes in trade, monetary and fiscal policies, laws and regulations and other activities of governments, agencies, and similar organizations, may have an adverse effect on business; possible rules and regulations issued by the Consumer Financial Protection Bureau or other regulators which might adversely impact our business model or products and services; possible stresses in the real estate markets, including possible continued deterioration in property values that affect the collateral value of underlying real estate loans; WSFS’ ability to expand into new markets, develop competitive new products and services in a timely manner and to maintain profit margins in the face of competitive pressures; possible changes in consumer and business spending and savings habits could affect WSFS’ ability to increase assets and to attract deposits; WSFS’ ability to effectively manage credit risk, interest rate risk market risk, operational risk, legal risk, liquidity risk, reputational risk, and regulatory and compliance risk; the effects of increased competition from both banks and non-banks; the effects of geopolitical instability and risks such as terrorist attacks; the effects of weather and natural disasters such as floods, droughts, wind, tornadoes and hurricanes, and the effects of man-made disasters; possible changes in the speed of loan prepayments by WSFS’ customers and loan origination or sales volumes; possible acceleration of prepayments of mortgage-backed securities due to low interest rates, and the related acceleration of premium amortization on prepayments on mortgage-backed securities due to low interest rates; WSFS’ ability to timely integrate any businesses it may acquire and realize any anticipated cost savings from those acquisitions; and the costs associated with resolving any problem loans, litigation and other risks and uncertainties, discussed in WSFS’ Form 10-K for the year ended December 31, 2014 and other documents filed by WSFS with the Securities and Exchange Commission from time to time. Forward looking statements are as of the date they are made, and WSFS does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of WSFS.

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801

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Important Additional Information and Where to Find It

In connection with the proposed merger with Alliance Bancorp, Inc. of Pennsylvania, WSFS will file with the SEC a Registration Statement on Form S-4 that will include a proxy statement of Alliance and a prospectus of WSFS, as well as other relevant documents concerning the proposed transaction. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. SHAREHOLDERS OF ALLIANCE ARE URGED TO READ THE REGISTRATION STATEMENT AND THE PROXY STATEMENT/PROSPECTUS REGARDING THE MERGER WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

A free copy of the Proxy Statement/Prospectus, as well as other filings containing information about WSFS and Alliance, may be obtained at the SEC’s Internet site (http://www.sec.gov), when they are filed. You will also be able to obtain these documents, when they are filed, free of charge, from WSFS at www.wsfsbank.com under the heading “About WSFS” and then under the heading “Investor Relations” and then under “SEC Filings” or from Alliance by accessing Alliance’s website at www.allianceanytime.com under the heading “Stockholder Information” and then, under “Corporate and Market Information”. Copies of the Proxy Statement/Prospectus can also be obtained, when it becomes available, free of charge, by directing a request to WSFS Financial Corporation, WSFS Bank Center, 500 Delaware Avenue, Wilmington, Delaware 19801, Attention: Corporate Secretary, Telephone: (302) 792-6000 or to Alliance Bancorp, Inc. of Pennsylvania, 541 Lawrence Road, Broomall, Pennsylvania 19008, Attention: Corporate Secretary, Telephone: (610) 353-2900.

Alliance and certain of its directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of Alliance in connection with the proposed merger. Information about the directors and executive officers of Alliance and their ownership of Alliance common stock is set forth in the proxy statement for Alliance’s 2014 annual meeting of shareholders, as filed with the SEC on Schedule 14A on March 19, 2014. Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction may be obtained by reading the Proxy Statement/Prospectus regarding the proposed merger when it becomes available. Free copies of this document may be obtained as described in the preceding paragraph.

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